(d)(3)(i)

May 7, 2013

ING Variable Products Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:	Expense Limitation Recoupments

Ladies and Gentlemen:

ING Investments, LLC (“IIL”), and ING Variable Products Trust (“IVPT”) have entered into the Expense Limitation Agreement dated May 7, 2013, (the “ELA”). The ELA provides that IIL will limit the expense ratios of ING SmallCap Opportunities Portfolio (formerly, ING VP SmallCap Opportunities Portfolio) (the “Portfolio”) through waivers of advisory fees and reimbursements of expenses.

Under Section 2 of the ELA, captioned “Right to Recoupment,” if IIL has waived or reduced any advisory fees relating to the 36 months prior to the date of any month-end calculation pursuant to Section 1.4 of the ELA (the “Calculation Date”), IIL is entitled to recoup monies from the Portfolio if, among other things, on the Calculation Date the “aggregate Term to Date Fund Operating Expenses” of a class of the Portfolio are less than the class’ “Pro-Rated Expense Cap” (as each such term is defined under the ELA).

By IIL’s execution of this letter agreement, IIL agrees that, beginning on May 7, 2013, for the Portfolio’s Classes A, I, S and S2 shares (the “ELA Amendment Date”), IIL’s right to recoupment under the ELA with respect to the Portfolio will be modified to reflect increases to the Portfolio’s expense limits implemented on the ELA Amendment Date. The modification is as follows:

If on any Calculation Date the aggregate Term to Date Fund Operating Expenses for any class of the Portfolio are less than the Pro-Rata Expense Cap for that class and IIL elects to recoup waivers and reimbursements paid to the Portfolio during the preceding 36-month period which have not already been recouped, with respect to any waivers or fee reductions effected prior to the ELA Amendment Date, IIL waives its right to recoupment for amounts paid that are attributable to the difference between: (1) the Pro-Rata Expense Cap implemented on the ELA Amendment Date; and (2) the Pro-Rata Expense Cap in effect for the Portfolio prior to the ELA Amendment Date. IVPT acknowledges that any payments recouped by IIL pursuant to Section 2 of the ELA for any class prior to the ELA Amendment Date are not subject to this waiver agreement.

7337 East Doubletree Ranch Road	Tel: 480.477.3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax: 480.477.2700
www.ingfunds.com

May 7, 2013

Please indicate your agreement to this Agreement by executing below in the place indicated.

ING Investments, LLC
		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Products Trust